EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2020

ELK GROVE VILLAGE, Ill., Dec. 11, 2019 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the quarter ended October 31, 2019.

Revenues decreased to $74.9 million for the second quarter of fiscal 2020 from $77 million for the same quarter in the prior year.  Net income increased to $661,183 in the second fiscal quarter compared to a net loss of $723,941 for the same period in the prior year.  Basic and diluted earnings per share were $0.16 and $0.15, respectively, for the quarter ended October 31, 2019 compared to basic and diluted loss per share of each $0.17 for the same quarter in fiscal 2019.

For the six months ended October 31, 2019, revenues increased to $148.8 million compared to $148.4 million for the same period ended October 31, 2018.  Net income for the six-month period ended October 31, 2019 was $1,022,208 compared to a net loss of $1,250,548 for the same period in the prior year.  Basic and diluted earnings per share for the six months ended October 31, 2019, were each $0.24 compared to basic and diluted loss per share of each $0.30 for the six months ended October 31, 2018.

Commenting on SigmaTron’s second quarter, fiscal 2020 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I am pleased to report that SigmaTron had a solid second quarter for fiscal 2020.  We posted a pre-tax profit of $977,289 on revenue of $74,855,312.  For the first six months we posted a pre-tax profit of $1,585,429 on revenue of $148,865,263.  This compares favorably to the second quarter and six-month numbers from the prior fiscal years shown above.  As stated in our press release for the first quarter of fiscal 2020, we anticipated these results based on the trend going into the second quarter.

“These results were driven by higher gross margins, lower operating costs and reduced interest expense resulting from significant reductions in inventory.  The inventory reduction also improved our liquidity provided under our bank line of credit.  These positive factors were offset in part by continuing increases in cost of labor and some significant misses in projections by several key customers.

“We find ourselves heading into the third quarter of fiscal 2020 with less optimism and some negative trends for the first part of the quarter.  There is no doubt that the China trade war is negatively affecting revenue and operations as the uncertainty and volatility caused by this trade war continues to impact customer sentiment regarding the overall economy.  That, coupled with the usual holiday slowdown and customers trying to manage year-end inventory levels, leads us to expect a slower than anticipated November and December.  However, we believe our business will bounce back positively in January and continue at a good level for the balance of the fiscal year.  While that’s good news, the continuing overall volatility could change those forecasts quickly.  Helping the positive trend from January forward are several new programs and customers that will be starting up right after the first of the year.  We are looking forward to that new business coming to fruition.

“In terms of our supply chain, we have continued to see slight improvements in lead times and some modest cost reductions in several component categories but those have generally been offset by some increased lead times and price increases in other categories. It’s better than it was a year ago but still has the ability to negatively affect margins and production efficiencies.  However, in spite of some of these negative issues and the short-term slowdown in the third quarter, I currently remain optimistic regarding the full year and direction we see the Company heading into going forward.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; the impact of tariffs; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	October 31,	October 31,	October 31,	October 31,
	2019	2018	2019	2018

Net sales	$74,855,312	$77,001,091	$148,865,293	$148,415,148

Cost of products sold	67,725,826	70,307,006	134,775,475	135,932,007

Gross profit	7,129,486	6,694,085	14,089,818	12,483,141

Selling and administrative expenses	5,700,288	5,817,155	11,527,614	11,751,271

Operating income	1,429,198	876,930	2,562,204	731,870

Other expense	451,909	474,879	976,775	1,053,432

Income (loss) before income tax	977,289	402,051	1,585,429	(321,562)

Income tax expense	316,106	1,125,992	563,221	928,986

Net income (loss)	$661,183	($723,941)	$1,022,208	($1,250,548)

Net income (loss) per common share - basic	$0.16	($0.17)	$0.24	($0.30)

Net income (loss) per common share - assuming dilution	$0.15	($0.17)	$0.24	($0.30)

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,278,901	4,230,008	4,251,590	4,226,833

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2019	2019

Assets:

Current assets	$108,708,882	$123,545,289

Machinery and equipment-net	32,018,795	33,232,769

Deferred income taxes	384,021	384,022
Intangibles	2,531,610	2,713,360
Other assets	8,015,582	1,589,325

Total assets	$151,658,890	$161,464,765

Liabilities and stockholders' equity:

Current liabilities	$47,933,184	$55,606,766

Long-term obligations	44,416,054	47,570,550

Stockholders' equity	59,309,652	58,287,449

Total liabilities and stockholders' equity	$151,658,890	$161,464,765

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095